EXHIBIT 99.1

For immediate release	For information, contact

First Citizens Bancorporation, Inc.
Craig L. Nix
Chief Financial Officer
Phone: 803.733.2659

First Citizens Completes $75 Million Issuance of Subordinated Notes

Columbia, S.C., April 11, 2005 – First Citizens Bancorporation, Inc. (OTCBB- “FCBN”) (referred to as “Bancorporation”) reported today that on April 5, 2005, it had completed the issuance and sale of an aggregate of $75,000,000 principal amount of 6.80% subordinated notes due April 1, 2015.

After the payment of fees and other transaction-related expenses, Bancorporation will use the net proceeds from the sale of the notes to infuse additional capital into its bank subsidiary, First Citizens Bank and Trust Company, Inc. The bank plans to use that capital to supplement its cash in order to complete its proposed acquisition of Summit Financial Corporation, Greenville, South Carolina.

Bancorporation is a two-bank financial holding company headquartered in Columbia, South Carolina.

Additional Information

The notes were offered and sold in reliance upon an exemption from the registration requirements of the Securities Act of 1933, as amended (the “1933 Act”) for an offer and sale and does not involve a public offering. The notes will not be, and have not been, registered under the 1933 Act or any state securities laws, and they may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release is not an offer to sell or the solicitation of any offer to buy any of the notes, nor will there be any sale of the notes in any state in which an offer, solicitation or sale would be unlawful prior to registration or qualification under that state’s securities laws.

Statement Regarding “Forward Looking Statements”

This press release may contain statements that could be considered to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results, or otherwise are not statements of historical fact, and they are inherently subject to risks and uncertainties. Such statements are often characterized by the use of the qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” intend,” “project,” “anticipate,” or other statements concerning opinions or judgments of Bancorporation and its management about future events. Factors that could influence the accuracy of any forward-looking statements include, but are not limited to, the financial success or changing strategies of Bancorporation’s customers, competition, deposit attrition, actions of government regulators, the level of market interest rates, general economic conditions, and risks, uncertainties, and other factors described from time to time in Bancorporation’s periodic reports filed with the United States Securities and Exchange Commission.